UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THESECURITIES ACT OF 1933

For the fiscal year ended June 30, 2016

Allegiancy, LLC
(Exact name of registrant as specified in its charter)
Delaware	46-2793187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Boulders Parkway, Suite 605 Richmond, Virginia 23225	23225
(Address of principal executive offices)	(Zip Code)

(866) 842-7545
Registrant’s telephone number, including area code

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this annual report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference into this annual report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business

General

Allegiancy, LLC (“we”, “us”, “our” or “our company”) was formed as a Delaware limited liability company on January 22, 2013.  We engage in the business of providing asset and property management services related to commercial real estate with an emphasis on suburban office properties in secondary and smaller markets. We produce income from asset management fees, leasing fees, construction fees, financing fees and advisory services. We did not sell the minimum offering amount in our offering qualified under Regulation A on March 14, 2016 (the “March Offering”), and, as a result, we did not undergo the conversion into a corporation as described in the Final Offering Circular dated March 15, 2016 located at:

https://www.sec.gov/Archives/edgar/data/1579173/000135448816006600/allg_253g2.htm (the “Final Offering Circular”)

We differentiate between asset management services and property management services.  Asset management services revolve around the strategic, long-term positioning of a property, including the sourcing and negotiation of leases and financing, management of significant capital investments, construction and repairs, the marketing of a property for lease and disposition as well as the tactical oversight of daily property operations.  On the other hand, property management services relate to the day-to-day operations of the property, including procuring utilities and other vendors (such as trash, landscaping and maintenance) and providing onsite maintenance support to a property’s tenants.

1

In order to maximize our ability to grow quickly with limited fixed costs, we outsource many of the property management services to third party property managers doing business in the local areas where our properties under management are located. We pay these third party property managers a base management fee equal to a portion of the gross revenues of the property, in addition to other fees and expense reimbursements in some instances.  The fees paid to the third party property managers we contract with are paid out of the percentage of the gross revenues of the property we earn pursuant to our asset management agreements.  Therefore, the profit we earn from any property is reduced by the fees payable to the third party property manager with respect to such property.  We also pay certain brokers and property managers leasing commissions for bringing tenants to our managed properties.  All accounting and finance functions are handled internally by our employees.

Operators

The Operations of the Company and RMA

The Company directly or through its wholly owned subsidiary, REVA Management Advisors, LLC (“RMA”), manages properties in Pennsylvania, Virginia, North Carolina, South Carolina, Georgia and Florida consisting primarily of office properties with some flex/office and warehouse space.  This portfolio consists of approximately 49 buildings, which management is governed by 23 contracts.  Certain contracts govern the management of multiple properties on a portfolio basis.  Square footage of the properties ranges from 10,784 square feet to 299,186 square feet, with an aggregate of 2,802,760 square feet under management.  These operations currently employ twenty-one (21) employees and staff for the purposes of its day to day operations.

Gross annual revenue from the operations of properties under management directly by Allegiancy or by RMA as of the end of the 2016 fiscal year was $3,284,284.

Our management of these properties is governed by various management agreements, which each have a term of one year and are renewable automatically subject to: (i) the right of the property owner to terminate with notice at the end of the calendar year or for cause, or (ii) the right of the Company or RMA to terminate upon the default of the property owner.  The management fees payable to the Company or RMA under the asset management agreements vary as follows:

•	property management fees ranging from 4% to 6% of the gross revenues of the property;
•	asset management fees, if any, of 2% of the gross revenues of the property;
•	leasing commissions ranging from 1% to 6% of the value of new leases entered into and 1% to 4% for renewals;
•	construction management fees of 5% of amounts spent on construction or repair of the property in a calendar year;
•	selling commissions ranging from 1% to 3% of the gross sales price of the property; and
•	financing fees of 1% for the procurement of financing for a property.

Contracts representing forty (40) out of the above forty-nine (49) managed buildings are with affiliates of our Company and RMA.  See “INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS AND OTHER CONFLICTS OF INTEREST - Affiliated Ownership or Control of Managed Properties.”

We have contracted with third party property managers in respect to some of our asset management contracts.  We generally pay base property management fees and additional fees, including leasing commissions, construction fees, personnel and payroll costs and accounting fees with respect to certain property management relationships.  For the fiscal year ended June 30, 2015, we paid approximately $405,327 in fees to third party property managers.

2

Additional Operations via Allegiancy Houston

On April 30, 2015, we created Allegiancy Houston, LLC.  On June 1, 2015, we caused Allegiancy Houston to enter into an agreement whereby Allegiancy Houston acquired the asset management business of TriStone and its affiliates.  As partial consideration, TriStone received a 30% economic interest and a 60% voting interest, subject to our rights under the terms of the convertible promissory note, in Allegiancy Houston.  We also granted TriStone 128,600 Class B Units in us.  From this transaction, we retained a 70% economic interest in Allegiancy Houston and a 40% voting interest.

As additional consideration, we loaned $1,284,881.50 to TriStone, which is evidenced by a convertible promissory note bearing interest at the rate of four percent (4%) per annum with a maturity date of June 30, 2020.    All accrued interest and principal is payable at maturity of the note.  In addition, we may call the note at any time.    At that time or on the maturity date, whichever comes earlier, TriStone will be required to transfer to us a 30% voting interest in Allegiancy Houston as payment in full on the convertible promissory note.  After that time, we will have a 70% economic interest and a 70% voting interest in Allegiancy Houston.

Allegiancy Houston is governed by its amended and restated operating agreement dated as of June 1, 2015, or the AH Operating Agreement.  The AH Operating Agreement provides for a three-member board of managers with one manager named by us, one named by TriStone, and one named by the member(s) holding a majority of the voting interests in Allegiancy Houston.  Currently we hold a 40% voting interest and TriStone owns a 60% voting interest.  The current board of managers is comprised of Stevens M. Sadler, named by us, and two individuals named by Allegiancy Houston.  Allegiancy Houston’s board manages its day-to-day affairs, subject to the requirement that we and TriStone consent to certain major decisions as described in the AH Operating Agreement.  The AH Operating Agreement further provides that if either our or TriStone’s voting interest is reduced below 30% then the respective manager appointed by the member so reduced shall be automatically removed from office, subject to the right of owners of 60% of the voting interests to retain such manager.

Although we currently only own a 40% voting interest in Allegiancy Houston, as the lender of the promissory note issued to TriStone in the transaction, we have the authority, at our discretion to demand payment under the promissory note in the form of a transfer to us of an additional 30% voting interest in Allegiancy Houston.  This option to call these shares at our sole discretion would increase our voting percentage in Allegiancy Houston from 40% to 70%.

Although we do not currently have the right to appoint a majority of the board of managers of Allegiancy Houston, we can exercise substantial control over Allegiancy Houston and its board of managers as a result of our right to consent to the following significant actions of Allegiancy Houston: (a) merger or consolidation with, or acquisition of, any other business; (b) causing or permitting Allegiancy Houston to obtain a loan or incur any indebtedness for borrowed money, other than trade debt in the ordinary course of business of the Allegiancy Houston, in excess of Five Thousand Dollars ($5,000); (c) pledging, placing in trust, assigning or otherwise, encumbering any existing property, real or personal, of Allegiancy Houston; (d) Causing or permitting Allegiancy Houston to make any loan, ordinary expenditure, capital expenditure, call or other contribution with respect to any security, asset, venture or investment project or item held or engaged in by Allegiancy Houston, or any series of related or similar loans, expenditures, calls or other contributions in an amount in excess of Five Thousand Dollars ($5,000); (e) making any investment in any person or taking any action, giving any consent or casting any vote required under the terms of any stock, membership interest or equity purchase, stockholder, transfer, registration rights, operating, put or other agreement of any nature pertaining to any investment in any person; (f) commencing or entering into the resolution of any actual or threatened litigation involving Allegiancy Houston with respect to which the aggregate amount in controversy exceeds Five Thousand Dollars ($5,000) or that is otherwise material or seeking injunctive relief against or on behalf of Allegiancy Houston; (g) selling or otherwise disposing of, or contracting to sell or otherwise dispose of, any of Allegiancy Houston’s assets in any transaction or series of similar or related transactions out of the ordinary course of business of Allegiancy Houston; (h) making any distributions of Allegiancy Houston’s cash or other property except as specifically provided in its limited liability company agreement; (i) approval of the compensation payable to any member of Allegiancy Houston, or any amendment, adjustment or other change to the compensation or other terms applicable to any Allegiancy Houston member, with respect to such member’s employment with the Allegiancy Houston or engagement as independent contractor with Allegiancy Houston; (j) approving, disapproving or modifying any annual budget; (k) creating or authorizing any new class of series of equity or selling, issuing, granting or selling any additional equity of Allegiancy Houston; and (l) exercising any rights set forth in the Allegiancy Houston limited liability company agreement to purchase the membership interest of a member proposing to transfer his, her or its membership interest.

3

Allegiancy Houston, our partially owned subsidiary, currently manages properties in North Carolina, Georgia, Tennessee, Oklahoma, Texas, Utah, and California consisting primarily of office properties with some flex/office space.  Allegiancy Houston’s current managed portfolio consists of approximately eighteen 18 buildings, which management is governed by nine (9) contracts.  Certain contracts govern the management of multiple properties on a portfolio basis.  Square footage of the properties ranges from 40,300 square feet to 550,697 square feet, with an aggregate of approximately 1,433,192 square feet under management.  It currently employs one (1) employees and staff for the purposes of its day to day operations.

Gross annual revenue from the operations of its properties under management as of the 2016 fiscal year was $2,884,795.

Allegiancy Houston’s management of these properties is governed by various management agreements, which each have a term of one year and are renewable automatically subject to: (i) the right of the property owner to terminate with notice at the end of the calendar year or for cause, or (ii) the right of Allegiancy Houston to terminate upon the default of the property owner.  The management fees payable to Allegiancy Houston under the asset management agreements vary as follows:

•	property management fees ranging from 1.15% to 6% of the gross revenues of the property;
•	asset management fees ranging from 0.85% to 2% of the gross revenues of the property;
•	leasing commissions ranging from 3% to 5% of the value of new leases entered into and 2.5% to 3% for renewals;
•	construction management fees ranging from 3% to 5% of amounts spent on construction or repair of the property in a calendar year;
•	selling commissions ranging from 0.25% to 4% of the gross sales price of the property; and
•	financing fees ranging from 0.1% to 1% for the procurement of financing for a property.

Contracts representing thirteen (13) out of the above twenty-one (21) managed buildings are with affiliates of Allegiancy Houston.  See “INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS AND OTHER CONFLICTS OF INTEREST - Affiliated Ownership or Control of Managed Properties.”

Operations

Our business depends on two critical aspects of our operations:

1)	Effective, performance-driven management of the properties we are hired to manage; and
2)	Effective expansion of the portfolio which we manage on behalf of our property-owning clientele.

Asset/Property Management

We operate our business with a singular objective being paramount – increase the profitability of our clientele’s real estate assets.  We believe our approach is analogous to that of financial asset managers where investments in personnel, technology, research and systems result in performance advantages. We believe this is the ultimate test of the effectiveness of professional property and asset management and should allow for developing long term relationships with our existing clientele, increasing our revenue, as well as assisting us in effectively marketing to others as we grow the portfolio of assets under management.

We use what we refer to as our Aggressively Proactivesm approach to asset and property management, which emphasizes:

•	aggressive marketing and effective management in an effort to increase tenant occupancy at subject properties and increase tenant retention;
•	utilization of technology and data driven decision-making in an effort to reduce property operating costs, thus providing improved financial performance of our properties, and better service to our subject properties’ tenant base;
•	personal interaction with key tenants, investors and vendors to provide a quality of “old-fashioned customer service” – increasing personal affinity that is meant to make us and our subject properties a priority to our vendors, helping to retain tenants and establish trust with our property owners; and
•	Proactively and prudently managing capital investment at each property with a view to maximizing rental income, tenant retention and long term asset value.

4

Expansion of Client Base

We seek to expand the property base for which we provide management services through direct marketing and recruitment of property owners to our services, as well as selectively targeting acquisitions of the operations of other asset/property management firms. Regardless of the channel to be used, a particular emphasis will be placed on the identification of management opportunities with significant potential for cash flow improvement, asset value strengthening, conservation of capital and maximization of investor returns with a view to creating high gross revenue on which our fee income is based.  We intend to target for acquisition asset managers with management oversight of commercial real estate property, with a focus on commercial office space, located in the lower 48 states, with an initial focus on the southeastern region where our subsidiaries’ operations are already focused.

Promotion of our services among property owners and their agents within our established networks of commercial real estate attorneys, alternative asset investment specialists and investors will be critical to attracting property owners to our services.  We believe a significant opportunity exists to recruit new business from groups that own previously syndicated properties, looking to transition the management of their property.  As part of such transitions, we may make loans to such owners in order to assist with immediate property capitalization needs and to alleviate management transition costs as an incentive to hire us. Although the terms of each loan may vary, each loan will be limited to $100,000 per 12-month period per property and must be repaid from property cash flows no later than six (6) months from the date of the loan with interest thereon ranging from approximately 8%-10% per annum.

Acquisition Structure

Allegiancy’s acquisitions are each negotiated separately, but they generally all share the same basic structure.  Pricing of acquisitions is based on a thorough underwriting of both the management contracts in question and the health of the properties serviced under those contracts. Our team reviews each in great detail to assess the viability of the property, probability of various types of income being realized and the expected life of the contracts. The basic formula yields a purchase price range of approximately one times gross revenue or four times in place earnings before interest, taxes, depreciation and amortization, or EBITDA. Our acquisition process and analysis template are as follows:

•	initiate acquisition discussions at the principal / owner level where relationships can be established that move the process forward efficiently;
•	conduct thorough management contract analysis to verify opportunity;
•	review property operating history;
•	perform business level due diligence to include personnel evaluation;
•	conduct client satisfaction investigation;
•	analyze cost savings, revenue enhancements and efficiency improvement opportunities; and
•	present contract purchase offer to corporation or property ownership.

When we acquire the operations of other asset/property managers, we intend to structure such acquisitions as purchases of their assets, and specifically only their asset management contracts.  However, if a selling asset manager is unwilling or unable to sell its assets, then we may purchase the equity of the target manager from its owners.  The consideration we pay for any corporate acquisition may be cash, equity in our Company, or both.  Furthermore, we anticipate a portion of the purchase price in any corporate acquisition may be contingent in nature and be based on future performance of the acquired business or assets.

An additional aspect of our acquisition program is the introduction of an “affiliate” structure that allows Allegiancy to capture assets, leverage our infrastructure and secure talented personnel by forming joint venture affiliates where our acquisition targets are not seeking retirement or a complete exit from the industry. The affiliate structure offers our partners the added incentive of a meaningful participation in growth and upside of the new affiliate entity and we believe the program will deliver additional asset growth.

5

As a result of our March Offering failing reach its minimum offering amount, we did not sell any securities in the March Offering. Because we did not raise the expected capital in the March Offering, the pace of our acquisitions has not progressed as expected in the Final Offering Circular. We are actively seeking additional sources of capital in order to assist our acquisition plan; however, we have not yet identified any such sources of capital.

Investment Company Act Considerations

We currently conduct our asset management business directly through our wholly-owned subsidiary, RMA, and through Allegiancy Houston, in which we own a 70% economic interest and a 40% voting interest coupled with additional substantive control and ownership rights as described above. As a part of our acquisition strategy, we may acquire, in whole or in part, equity interests in other asset managers.

We intend to conduct our acquisitions and operations such that we do not become an “investment company” under the Investment Company Act of 1940, as amended, or the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an investment company if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an investment company if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% Test”). “Investment securities” do not include (A) U.S. government securities, (B) securities issued by employees’ securities companies and (C) securities issued by majority-owned subsidiaries that (i) are not investment companies and (ii) are not relying on the exceptions from the definition of investment company provided by Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

Our primary business is asset management and the owning and holding of our wholly and majority-owned subsidiaries that are engaged in the asset management business. Therefore, we believe that we will not be an investment company as defined in Section 3(a)(1)(A).

We also do not believe our acquisition strategy will cause us to become an investment company under Section 3(a)(1)(C) of the Investment Company Act. While we may acquire equity interests in our target asset managers, we intend to only acquire majority interests in those asset managers. As such, those asset managers would be majority-owned subsidiaries of our company. We do not intend to make minority investments in our target asset managers. We must acquire at least 50 percent of the outstanding voting securities of a target asset manager, or otherwise comply with SEC staff guidance regarding majority-owned subsidiaries, for the acquired company to meet the definition of “majority-owned subsidiary” under the Investment Company Act.

If we were to fail to structure one or more of our acquisitions in a manner permitting us to treat the acquired asset manager(s) as a wholly or majority-owned subsidiary, then we would be required to analyze the amount of our investment in the securities of our subsidiaries not qualifying as wholly or majority owned subsidiaries for purposes of the 40% Test. If we were to fail the 40% Test, we, nevertheless, anticipate complying with the requirements of the safe harbor from being deemed an investment company pursuant to Rule 3a-1 under the Investment Company Act. We anticipate that any asset manager we acquire that is not treated as a majority-owned subsidiary, will be primarily controlled by our company for purposes of Rule 3a-1(4), and we anticipate any such acquisitions will be of companies engaged in our company’s primary business, asset management, and that are not investment companies.

As a result of the foregoing, we will be required to monitor the structure of our acquisitions to ensure that we do not inadvertently become an investment company. If we fail to successfully structure our acquisitions to avoid becoming an investment company, if the law or the SEC’s interpretation changes, or if we are otherwise required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, and transactions with affiliated persons (as defined in the Investment Company Act). In addition, we would not be permitted to rely upon Regulation A to offer our securities. Compliance with the Investment Company Act would, accordingly, limit our ability to execute our acquisition strategy and require us to significantly restructure our business plan.

6

Structure Chart

Set forth below is a structure chart for our Company as it will appear immediately following this offering.  This chart assumes that we sell the Maximum Offering.

1Repesents the percentage of outstanding shares of common stock held by each ownership group.

2We own a 70% economic interest but only a 40% voting interest in Allegiancy Houston. Our voting interest in Allegiancy Houston will increase to 70% when we call the convertible promissory note made between TriStone and us.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements.

General

Allegiancy is a focused specialist in commercial real estate asset management. In much the same way that a private equity firm manages business investments for clients, at Allegiancy we oversee strategic and tactical real estate operations to benefit the owners of the property. Allegiancy was formed in 2013 to leverage opportunities identified by the principals of our predecessor, REVA Management Advisors, LLC, or RMA, since its founding in 2006. Allegiancy acquired RMA in March of 2014 contemporaneously with the initial closing of a $5,000,000 offering of our Class A Units, pursuant to former Regulation A. We refer to this transaction as or our Initial Regulation A Offering. We ultimately received $4,275,642 in net proceeds from our Initial Regulation A Offering, which capitalized the company and positioned it to make targeted acquisitions to drive growth.

We operate in an industry that remains very fragmented with more than 85,000 service providers in the United States alone. This is an industry that affords a tremendous opportunity to specialize, differentiate through technology and consolidate smaller, less efficient operators.

Revenue Model

Allegiancy is a fee based asset manager of commercial real estate. We deliver strategic direction along with tactical oversight to create enhanced investment returns to property owners. Our fee structure is directly tied to the value we create and the value we preserve. Approximately 50%-60% of Allegiancy’s top line revenue is derived from asset management fees that are based on the effective gross revenue at each property. These fees range from 1.15% to 6% of property revenues depending upon the nature of the property, the tenancy at each property and the market for our services in the property’s area. Typically, the lower the number of tenants and more responsibility held by the tenants (for example in the triple net leases), the lower our fees will be, and, conversely, we typically earn higher fees for multi-tenanted full service buildings. Our weighted average management fee per property remains approximately 5.0% of property revenue. As the asset manager, Allegiancy controls the accounts for each of the properties and the portfolio management fees are paid in the month earned.

7

The second component of Allegiancy’s revenues comes from property administration fees which amount to 40%-50% of total income. These fees are derived from event-driven activities:

•	Up to 5% of project cost when a construction project is undertaken, for either tenant improvements or capital improvements;

•	1% to 6% of lease values of new leases;

•	1% to 4% of lease values of renewal leases;

•	0.1% to 1% of loan amount in financing transactions; and

•	0.25% to 4% of sale price when assets are sold.

All of these revenues are a function of the size of the asset base (AUM or assets under management) and their financial performance. As a general guide, Allegiancy expects to earn between 75-100 basis points (0.75% - 1.0%) on assets under management, so for every $1 million in asset value we expect to generate approximately $7,500 - $10,000 in top line revenue.

For our fiscal year ended June 30, 2016, we earned $3,494,484 in asset management fees, up nearly 100% over the prior fiscal year. Allegiancy earned $76,338 in construction fees, $1,556,015 in lease commissions – up 50% from the year prior, $391,253in administrative fees and $650,989 in sales commissions, up more than six-fold from the prior fiscal year. Total revenues for Allegiancy in fiscal 2016 rose to $6,169,079 as compared to FY 2015 where total revenue came in at $3,337,908.

Growth Opportunity

The number of underperforming commercial real estate assets exploded with the onset of the 2008 global financial crisis and recession in the United States. Even though this downturn is nearly six years behind us, there continues to be a significant range of current issues and risks that are preventing a robust recovery. The pressure of reduced property level revenues has been compounded by a large wave of loan maturities and refinancing/ recapitalization problems resulting in existential difficulties for many asset manager and owners. There continues to be pressure on asset owners facing loan maturities in 2016 and 2017 and these financing events are expected to create real growth opportunity for Allegiancy.

It is important to note that the Allegiancy business model contemplated significant growth in assets under management to come from acquisitions of other managers. To that end, we undertook a $30,000,000 capital fundraising effort utilizing Tier 2 of Regulation A and enlisted the services of WR Hambrecht & Co. as our underwriter, all as further described in the Final Offering Circular. We committed significant monetary and human resources to the offering, but in late June the offering was withdrawn and investor deposits into the offering’s escrow account returned because we had failed to achieve the minimum proceeds required to close.

The failure of this capital fundraising effort has serious ramifications, not the least of which is a material decrease in the probability that Allegiancy will be able to meet our internal growth projections. Naturally, slower growth will impact revenues and profitability as well.

Management is currently evaluating additional options for securing the growth capital necessary to implement our acquisition strategy.

Allegiancy continued to methodically expand our asset portfolio through organic growth with existing clients and referral sources. We have succeeded in bringing new properties aboard at a rate that amounts to approximately $10 million in assets per month.

8

We continue to intend to implement and execute a series of acquisitions where Allegiancy completes the purchase of competing asset managers; however, we will need to procure new sources of growth capital in order to do so. We have not yet identified any such sources. Our selected acquisition targets manage portfolios of complementary properties, primarily suburban office buildings in secondary markets. Acquisition of the assets of target companies, whether in the entirety or through joint ventures will transfer the management contracts to Allegiancy or its subsidiaries where we can leverage our existing operating infrastructure, implement our proven efficiencies to improve both property performance and operating profitability with benefits accruing to the property owners as well as to Allegiancy.

Growth Strategy

Allegiancy has deployed a three-pronged strategic approach to drive growth through acquisitions, organic accretion and private label servicing.

Acquisitions - we will continue to leverage long-term relationships with colleagues and former competitors to accomplish corporate asset acquisition through the purchase of existing operating entities that manage a substantial asset base.

Organic Accretion - we will continue to utilize our relationships with an extensive network of registered representatives, investors, industry groups, syndicators and attorneys to identify individual direct contract acquisition targets.

Private Label Servicing – there is a significant push underway for private equity firms to reduce their reliance on operating partnerships and the costs related to that deal structure. This is being driven by investor demand for lower fees and costs. Thus, many private equity real estate investors are looking for a new way to accomplish asset management and we believe Allegiancy is very well positioned to capitalize on this new opportunity.

Operating Results

Allegiancy operates on a fiscal year basis from July 1 to June 30. Set forth below is a discussion of our operating results for fiscal 2016 (July 1, 2015 through June 30, 2016).

The Company continued to integrate the TriStone portfolio into our internal operations and completed a staffing reduction in Houston to rationalize our cost structure to meet projected profitability. During this period, we determined that certain representations made regarding the TriStone contracts acquired in June 2015 were materially false. The net of these revelations was that the management revenue received by Allegiancy was less than the amounts represented in the agreements related to the acquisition of TriStone and formation of Allegiancy Houston. In resolution of this issue, TriStone agreed to assign the 128,600 Class B Units in Allegiancy granted to TriStone as part of the acquisition consideration back to Allegiancy. Our efforts across all areas of business operations intensified and significant investments were made in technology infrastructure buildout, quantitative analytics tools and software systems integration. In this period the efforts related to Allegiancy’s second capital raise pursuant to Regulation A also intensified as did related travel and marketing expenses. Many of the costs related to the capital raise had been capitalized in accordance with GAAP and, given the failure of the equity offering, those capitalized costs had to be expensed at year end resulting in a ($995,032) charge.

In Fiscal Year 2016 (7/1/2015 through 6/30/2016), Allegiancy delivered total revenues from operations of $6,169,079 and assets under management shrank somewhat due to dispositions that more than offset our organic growth, ending the year at approximately $745 million. Operating costs for fiscal 2016 came in at approximately $7,635,609. The resultant operating loss of ($1,466,530), includes certain non-recurring items including ($995,032) related to the failed capital fundraising effort and ($644,043) related to a write-down in value of certain assets acquired in the TriStone transaction.

9

Management believes that our current infrastructure remains geared toward growth and we would like to see assets under management expand by at least $250 million in the near term. As a result, we do not expect to require additional staffing to handle the workload. In fact, we are working on new technology initiatives that have the potential to meaningfully expand both our capacity and profitability at current staffing levels as assets under management increase or to reduce staffing levels if growth is not forthcoming in a timely fashion. It is our view that the biggest risk for Allegiancy over the next twelve months relates to our ability to repeat our success in structuring attractive acquisitions. While we are working diligently to line up additional asset managers and we have a number of attractive opportunities, there can be no guarantee of future success in these acquisitions. We are constantly in discussions with other asset managers; however, we have not yet entered into any purchase documentation or letters of intent for additional acquisitions.

Liquidity and Capital Resources

As of June 30, 2016, we had cash on hand of $764,437. We have not actively engaged in external fundraising since the withdrawal of our $30,000,000 offering. We have identified no additional material internal or external sources of liquidity as of this time. Allegiancy has a scheduled redemption option on our Class A preferred shares that will take place in March of 2017 and would require, if fully exercised, that the Company make payments to redeeming Class A Members of approximately $2,700,000. At the current time, Allegiancy does not expect to have funding available to make such payments.

Short Term Liquidity

Our short-term liquidity requirements include the payment of the preferred returns on our Class A Units, in the amount of approximately $300,000 per year, and approximately $500,000 in additional capital expenditures for technology. They also include the payment of up to approximately $2.7 million to the Class A Members in connection with the redemption rights of the Class A Units exercisable in March 2017. The failure of our $30,000,000 offering in fiscal 2016 has curtailed our ability to drive our intended growth through acquisitions that would create the cash flow sufficient to meet such obligation. As a result, we do not expect to have the ability to meet such obligation as currently structured.

Long-Term Liquidity

In addition to the March 2017 redemption rights, our Class A Units, issued in our Initial Regulation A Offering include redemptions at the option of the Class A Members that could obligate Allegiancy to potential redemption expense of approximately $2.8 million in 2018 and $3.0 million in 2019. We intended to meet these long-term liquidity needs through the use of increased operating profits and cash flow resulting from our growth strategy driven by acquisitions funded by our capital raising efforts. However, the failure of our $30,000,000 offering casts doubt on our ability to drive growth through acquisitions and therefore the ability to generate sufficient internal profits and cash flow to meet these obligations.

We have been forced to seek bank or other financing or issue equity or debt securities in the capital markets in order to meet our redemption obligations. Our early interactions with the equity and debt markets have not resulted in any interest from outside investors in providing new capital to the Company under acceptable terms. Management is continuing to work on options that may include restructuring the Company’s current capital structure to address concerns that have been expressed by private equity funding sources with respect to the redemption features of those securities.

Trend Information

Subject to not being able to spur growth through acquisitions as a result of the failure of our $30,000,000 offering, our growth over fiscal 2016 has met our expectations and has positioned the Company well to continue profitable operations into FY 2017.

10

Our costs related to mergers and acquisitions met management’s expectations and we believe the relative costs of our acquisition activities will decline given the size of future anticipated transactions. We successfully renegotiated a portion of the TriStone acquisition costs to reflect changing realities and the net result was a reduction of the Class B Units issued to TriStone. Additionally, our operating infrastructure continues to improve in efficiency and effectiveness and management anticipates that operating costs per property will continue to decline. Technology development costs in fiscal year 2016 exceeded our original projections, but management has refined the approach, changed technology service vendors and implemented a software development protocol that is expected to result in lower costs and more rapid build out of our proprietary platform. Management believes that fiscal year 2017 will see both increased revenues and expanded operating margins resulting in improved profitability.

Item 3. Directors and Officers

Executive Officers and Managers of our Company

We are organized as a limited liability company, and, therefore, are governed by a board of managers rather than a board of directors. The table below sets forth our managers and executive officers of as of the date of this Annual Report.

Name	Position	Age	Term of Office	Hours/Year (for Part-Time Employees)
Stevens M. Sadler	Chief Executive Officer and Manager	51	January 2013	N/A
Christopher K. Sadler	President and Manager	55	October 2013	N/A
David W. Starowicz	Chief Operating Officer	60	January 2015	N/A
David L. Moore	Independent Manager	68	October 2013	30

Stevens M. Sadler, CFA. Steve Sadler is a member of our board of managers and our Chief Executive Officer.   He graduated from Florida State University in August 1989 with a Bachelor of Arts in East Asian Studies/Economics and has held a Chartered Financial Analyst designation since September 1996. He has spent nearly twenty years in financial services and the investment banking field. Steve started pursuing investment banking projects in commercial real estate during his tenure in Signet Bank’s Capital Markets Group (now Wells Fargo) from September 1993 to October 1997. Steve has participated in public and private securities offerings related to commercial real estate valued at more than $1 billion, and through the same has been involved in a wide range of asset classes and financing structures.  Together with his brother Chris, Steve founded Real Estate Value Advisors, LLC, an affiliate of our Company, in December 2005 and founded RMA in January 2006. He has been a managing director of both since their inception.  Through Real Estate Value Advisors, LLC, Steve and Chris have sponsored single and multi-property commercial real estate investments and they manage a commercial real estate investment fund through REVA’s subsidiary, REVA Catalyst Manager, LLC.  Together, they operated and grew RMA’s asset management operations until our acquisition of RMA in March 2014. Steve has primary responsibility for the strategic direction and growth of RMA with daily oversight over marketing and capital fundraising, as well as over the early stages (first 120 days) of asset management and property operations for assets that have underperformed prior to joining the RMA portfolio.

Christopher K. Sadler, MBA.  Christopher Sadler is a member of our board of managers and our President.   He graduated from Vanderbilt University with a Bachelor of Science in economics in May 1982 and an Master of Business Administration from Vanderbilt’s Owen Graduate School of Management in May 1984. Chris has spent the entirety of his career in the commercial real estate business. The first ten years were spent in the investment banking field with Prudential Real Estate Investors in New York from May 1984 to September 1989 and Baring Brothers, LTD in London from September 1989 to October 1993; where Chris was responsible for over $2 billion in acquisition and sales transactions. In October 1993, Chris left the world of corporate finance and pursued various investment and development projects until December 2005 when Chris co-founded Real Estate Value Advisors, LLC, an affiliate of our Company and RMA, with his brother Steve.  In January 2006, he and his brother Steve founded, our predecessor, RMA and he was a managing director of RMA until its acquisition by us in March 2014.  Through Real Estate Value Advisors, LLC Steve and Chris have sponsored single and multi-property commercial real estate investments and they manage a commercial real estate investment fund through REVA’s subsidiary, REVA Catalyst Manager, LLC.  Together they have also operated and grown RMA’s asset management operations over the last five years.  Chris is primarily responsible for the asset management of all stabilized properties in RMA’s portfolio including oversight over accounting, property management and leasing.

11

David W. Starowicz, Chief Operating Officer.  David W. Starowicz joined our team in January of 2015 as our Chief Operating Officer.  Prior to this, he was employed by Harbor Group International for more than 10 years.  There, he was a Managing Director and provided asset management leadership for a portfolio of commercial assets, primarily consisting of central business district office towers throughout the eastern United States.  He graduated from SUNY College of Environmental Science & Forestry with a BS in Environmental Studies and a Bachelor of Landscape Architecture, from University of Dallas with a Master of Business Administration, and from Texas A&M University School of Law with a Juris Doctor.

David L. Moore, CPA.  David L. Moore is our independent, non-executive member of our board of managers. Mr. Moore graduated from Penn State University with a Bachelor of Science in Accounting in December 1969 and has been a Certified Public Accountant since May 1983.  He has over 20 years of experience as a corporate controller and/or CFO for businesses in the central Virginia area. Since January 2006, Mr. Moore has been the controller for Logistics Solutions Group, Inc., a Virginia based information-technology company servicing the needs of the Department of Defense and other government agencies.  Mr. Moore’s responsibilities as controller for Logistics Solutions Group, Inc. include the supervision of all financial operations of the Company, the preparation of financial statements and preparing and analyzing budgets, cash flow forecasts and strategic plans.

Messrs. Sadler receive compensation for acting in their capacities as our executive officers, and they may be paid fees and expenses associated with serving on our board of managers, subject to approval by our board of managers.  Mr. Starowicz receives compensation for acting in his capacity as an executive officer.  See – Remuneration of Executive Officers and Directors of Our Company” for more information.  We pay David L. Moore, our independent director, $2,500 per meeting of the board of managers which he attends (up to $10,000 total per calendar year) and equity compensation as may be determined by our board of managers in addition to reimbursing Mr. Moore for his expenses incurred in acting in his capacity as a manager. In the Company’s fiscal year ended June 30, 2016, $10,000 total compensation was paid to Mr. Moore, the Company’s independent manager.

Remuneration of Executive Officers and Managers of Our Company

Set forth below is a table of remuneration that our executive officers and directors received for our fiscal year ended June 30, 2016.

Name	Capacity in which Compensation Was Received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Stevens M. Sadler	CEO	$180,300[1]	Indeterminate	$180,300
Christopher K. Sadler	President	$180,300[2]	Indeterminate	$180,300
David W. Starowicz	COO	$146,300[3]	Indeterminate	$146,300

1 On March 30, 2016, Mr. Stevens M. Sadler was granted equity incentive options of 50,000 Class B Units with an option price of $10.00 per Class B Unit. These options are subject to vesting in three years.

2 On March 30, 2016, Mr. Christopher K. Sadler was granted equity incentive options of 50,000 Class B Units with an option price of $10.00 per Class B Unit. These options are subject to vesting in three years.

3 On March 30, 2016, Mr. David W. Starowicz was granted equity incentive options of 22,500 Class B Units with an option price of $10.00 per Class B Unit. These options are subject to vesting in three years.

12

In addition to the above, and as previously stated, Mr. David L. Moore, a director, is paid $2,500 per meeting of the board of directors but no more than $10,000 in any given year.  In our fiscal year ended June 30, 2016, he was paid $10,000.

Employment Agreements

We have entered into employment agreements with each of Stevens M. Sadler and Christopher K. Sadler with respect to their respective positions as our Chief Executive Officer and President. Each of Messrs. Sadlers’ employment agreements have a four-year term, beginning on March 6, 2014, with automatic one-year renewals unless earlier terminated, and will require the individual to devote his time and attention during normal business hours to the business and affairs of our Company and our Company’s affiliates.  Messrs. Sadlers’ employment agreements provide that they shall not accept any director, trustee, officer or equivalent appointment for another business, civic, charitable or other organization without the approval of our board and independent director; provided, that, they may maintain their current positions with certain businesses, including affiliates of our Company, for whom they act as managers, officers, directors or other equivalents.

The employment agreements provide for:

•	an initial base salary of $180,000 for each of Messrs. Sadler, which will thereafter be subject to potential annual increases based on each executive’s performance after review by our board of managers, including our independent director who must approve any salary increase; and
•	Bonus compensation equivalent to a percentage of annual base salary, which percentage is fixed on an annual basis by our board of managers, and subject to the approval of our independent manager. Any bonus compensation payable may be contingent on our Company’s meeting performance hurdles to be fixed by our board, with independent manager approval. Bonus compensation is paid 25% in cash and 75% in equity consisting of restricted common stock. Currently, no specific performance hurdles have been fixed relative to bonus compensation under either of Messrs. Sadler’s employment agreements.

If the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to receive:

•	accrued but unpaid salary and bonus compensation; and
•	Severance pay in the form of the continued payment of salary, at the rate in effect as of the date of termination and in accordance with the Company’s customary payroll practices, until the end of the calendar year in which termination occurs, provided that such payments must continue for at least six months.

The executive’s right to receive the severance pay will be subject to the delivery of a release of claims in favor of the Company.

If the executive’s employment is terminated by us for “cause,” or if the executive voluntarily terminates his or her employment without “good reason” the executive will be entitled to any accrued but unpaid salary.  Further, if the executive’s employment is terminated by us for “cause” then he shall be required to forfeit one half of all equity compensation he has received from our Company.

13

In the event of the executive’s death or disability, the executive (or designated beneficiary in the case of death) will be entitled to:

•	accrued but unpaid salary and bonus compensation;
•	any vested but unpaid benefits;
•	any benefits payable under applicable benefit plans; and
•	accelerated vesting of any outstanding equity awards (if so provided pursuant to the terms of the awards).

The employment agreements also contain confidentiality provisions that apply indefinitely and non-solicitation and non-competition provisions that will apply during the term of the executive’s employment and for a period of twelve months following termination of employment (in the event of termination by us or by the employee during the term of the agreement).

Equity Incentive Plan

In an effort to further the long-term stability and financial success of the Company, by attracting and retaining personnel, including employees, directors and consultants for the Company and its subsidiaries, the Company adopted its 2014 Equity Incentive Plan, or our Equity Incentive Plan, in May, 2014, and revised it in January 2015.  There are 1,000,000 Class B Units in Allegiancy, LLC, authorized for issuance through our Equity Incentive Plan, and as of June 30, 2016, we had issued unit incentives of 423,650 Class B Units in Allegiancy, LLC, through our Equity Incentive Plan. Through the use of unit incentives, the Equity Incentive Plan is intended to stimulate the efforts of those persons upon whose judgment, interest and efforts the Company and its subsidiaries are and will be largely dependent for the successful conduct of their respective businesses and will further the identification of those persons’ interests with the interests of the Company’s members.

The Equity Incentive Plan is administered by our board of managers.  The board has the power and sole discretion to grant or award an equity incentive, or an Award, to any employee of, manager of, or Consultant to the Company or any subsidiary, each a Participant, who, in the sole judgment of our board of managers, has contributed, or can be expected to contribute, to the profits or growth of the Company or any such subsidiary.  Our board of managers also has the power and sole discretion to determine the size, terms, conditions and nature of each Award to achieve the objectives of the Award and the Equity Incentive Plan.  This includes the board of managers’ ability to determine:  (i) which eligible persons shall receive an Award and the nature of the Award, (ii) the number of securities to be covered by each Award, (iii) the fair market value of such securities, (iv) the time or times when an Award shall be granted, (v) whether an award shall become vested over a period of time, according to a performance-based or other vesting schedule or otherwise, and when it shall be fully vested, (vi) the terms and conditions under which restrictions imposed upon an Award shall lapse, (vii) whether a change of control exists, (viii) factors relevant to the satisfaction, termination or lapse of restrictions on certain Awards, (ix) when certain Awards may be exercised, (x) whether to approve a Participant’s election with respect to applicable withholding taxes, (xi) conditions relating to the length of time before disposition of securities received in connection with an Award is permitted, (xii) notice provisions relating to the sale of securities acquired under the Equity Incentive Plan, and (xiii) any additional requirements relating to Awards that the board of managers deems appropriate.

Key Man Insurance

We own term, key man life insurance policies of $1.5 million each on Stevens M. Sadler and Christopher K. Sadler.

14

Item 4. Security Ownership of Management and Certain Security Holders

Principal Shareholders

As of June 30, 2016, Continuum Capital, LLC, or Continuum, owned 625,100 Class B Units.  Stevens M. Sadler, as Continuum’s sole manager, will have voting and investment power with respect to such units.  Continuum is owned by Stevens M. Sadler’s spouse and various trusts for the benefit of his children.  Chesapeake Realty Advisors, LLC, or Chesapeake, owned 625,000 Class B Units.  Christopher K. Sadler, as Chesapeake’s sole manager, will have voting and investment power with respect to such units.  Chesapeake is owned by Christopher K. Sadler’s spouse and various trusts for the benefit of his children.  Various, unaffiliated investors own 499,997 Class A Units.  Moloney Securities Co., Inc., our former dealer-manager, will have warrants to acquire approximately 23,000 Class A Units for an exercise price of $6.25 per Class A Unit, and we have issued incentives under our Equity Incentive Plan in the amount of 423,650.

The following table sets forth those executive officers, directors and other security holders holding 10% or a greater percentage of any class of membership interest, as of the date of this offering circular

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Series A Preferred Stock	N/A	N/A	N/A	N/A
Common Stock	Stevens M. Sadler	625,100 Class B Units[1]	Option to Acquire 65,000 Class B Units	50.00%
	Chairman and Chief Executive Officer
	1100 Boulders Parkway, Suite 605
	Richmond, Virginia 23225
Common Stock	Christopher K. Sadler	625,000 Class B Units[2]	Option to Acquire 65,000 Class B Units	50.00%
	President, Chief Financial Officer, Treasurer and Director
	1100 Boulders Parkway, Suite 605
	Richmond, Virginia 23225

1Continuum Capital, LLC is the record owner of the Class B Units set forth in this row.  Stevens M. Sadler, Chief Executive Officer and manager of our Company is Continuum’s sole manager, and therefore will have voting and investment power with respect to any units owned by Continuum.  Continuum is owned by Stevens M. Sadler’s spouse and various trusts for the benefit of his children.

2Chesapeake Realty Advisors, LLC is the record owner of the Class B Units set forth in this row.  Christopher K. Sadler, manager and President of our Company, is Chesapeake’s sole manager and therefore will have voting and investment power with respect to any shares owned by Chesapeake.  Chesapeake is owned by Christopher K. Sadler’s spouse and various trusts for the benefit of his children.

15

Item 5. Interest of Management and Others in Certain Transactions

Affiliated Ownership or Control of Managed Properties

Stevens M. Sadler and Christopher K. Sadler, our Chief Executive Officer and Manager, and President and Manager, respectively, directly or indirectly own interests in or control certain properties managed by us. In addition, Continuum and Chesapeake are respectively controlled by Stevens M. Sadler and Christopher K. Sadler.  Therefore, the terms and provisions of the asset management agreements between us and the respective property owners of the properties described below do not reflect the result of arm’s-length negotiations.  Thus, such agreements may provide for more favorable or less favorable terms to our Company, than would have been obtained were such property management agreements entered into with unaffiliated third parties.  However, we do not believe this to be the case, and our contracts with affiliated parties do not differ materially from those contracts entered into with unaffiliated parties.

Allegiancy and RMA

Affiliates, which are owned and/or controlled by Messrs. Sadler, are the counterparties to our asset management contracts for (1) a portfolio of six buildings located in Lewisburg, Pennsylvania, (2) one building located in Greensboro, North Carolina and one building located in Orlando, Florida, (3) a portfolio of three buildings and adjacent undeveloped real estate located in Norfolk, Virginia, (4) one building located in Richmond, Virginia, (5) one building located in Raleigh, North Carolina, (6) one building located in North Charleston, South Carolina, (7) one building located in Greensboro, North Carolina, (8) one building located in Charleston, South Carolina, (9) one building located in Greensboro, North Carolina, (10) a portfolio of fourteen buildings located in Greensboro, North Carolina and Winston-Salem, North Carolina, (11) one building located in Clearwater, Florida, (12) a portfolio of three buildings located in Richmond, Virginia, (13) one building located in Durham, North Carolina, (14) one building located in Farmers Branch, Texas, (15) one building in Glen Allen, Virginia, (16) one building in North Charleston, South Carolina, (17) one building in Chesapeake, Virginia, (18) one building in Fayetteville, Georgia, (19) one building in Charlotte, North Carolina, and (19) one building in Cary, North Carolina.

Allegiancy Houston

Affiliates of TriStone are the counterparties to our asset management contracts for (1) one building located in San Antonio, Texas, (2) one building located in Brentwood, Tennessee, (3) one building located in Fairfield, California, (4) a portfolio of three buildings located in Atlanta, Georgia, (5) one building located in Oklahoma City, Oklahoma, (6) one building located in Houston, Texas, (7) one building located in College Station, Texas, and (8) one building located in Brentwood, Tennessee.

Item 6. Other Information

None.

Item 7. Financial Statements

The consolidated balance sheet of Allegiancy as of the fiscal year ended June 30, 2015, and the consolidated statements of operations, changes in members’ equity and cash flows of Allegiancy for the fiscal year ended June 30, 2015 are incorporated by reference to pages F-18 – F-29 of Allegiancy’s Form 1-A/A filed with the SEC on February 29, 2016.

16

To the Members of

Allegiancy, LLC

Richmond, Virginia

INDEPENDENT AUDITOR’S REPORT

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Allegiancy, LLC, which comprise the consolidated balance sheet as of June 30, 2016, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

17

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allegiancy, LLC as of June 30, 2016, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ Artesian CPA, LLC

Denver, Colorado

October 13, 2016

18

ALLEGIANCY, LLC

CONSOLIDATED BALANCE SHEET

As of June 30, 2016

Assets

Current assets:
Cash	$764,437
Accounts receivable	271,611
Related party receivables	86,617
Other receivables	3,710
Prepaid expenses	90,165
Total current assets	1,216,540

Other assets:

Property and equipment-net	109,755
Deferred income taxes	523,121
Acquired contracts-net	1,777,136
Goodwill	40,835
Total other assets	2,450,847

Total assets	$3,667,387

Liabilities and Members' Equity

Current Liabilities:
Accounts payable	$194,124
Accrued expenses	161,607
Deferred income taxes - current	18,700
Current maturities of long-term debt	8,356
Total current liabilities	382,787
Long term liabilities:
Deferred income taxes	400,426
Long-term debt	26,843
Total long term liabilities	427,269

Total liabilities	810,056

Members equity:
Controlling interest:
Class A preferred units - authorized 1,000,000 units, $10 par,
499,997 units issued and outstanding at June 30, 2016	4,427,067
Class B common units - authorized 20,000,000 units, $0 par,
1,250,100 units issued and outstanding at June 30, 2016	55,304
Accumulated deficit	(2,210,773)
Total controlling interest	2,271,598
Noncontrolling interest	585,733
Total members' equity	2,857,331

Total liabilities and members' equity	$3,667,387

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

19

ALLEGIANCY, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended June 30, 2016

Revenues:
Management fees	$3,494,484
Leasing commissions	1,556,015
Sales Commissions	650,989
Administrative fees	391,253
Other	76,338

Total Revenues	6,169,079

Direct Costs:
Administrative fees	1,019,317
Leasing commissions	1,265,997

Total direct costs	2,285,314

Gross profit	3,883,765

General and administrative expenses:
Compensation and benefits	1,916,841
Professional fees	182,345
Software development	64,042
Administrative expenses	663,292
Depreciation and amortization	388,865
Loss on terminated contracts	644,043
Write-off offering costs	995,032
Other costs	495,835

Total general and administrative expenses	5,350,295

Loss before taxes	(1,466,530)

Income tax benefit	30,092

Net loss before noncontrolling interest	(1,436,438)

Net loss attributable to noncontrolling interest	(111,740)

Net loss	$(1,324,698)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

20

ALLEGIANCY, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

For the year ended June 30, 2016

			Retained Earnings
	Class A-	Class B-	(Accumulated	Non-Controlling	Total Members'
	Preferred Units	Common Units	Deficit)	Interest	Equity

Members' equity, June 30, 2015	$4,427,067	$1,315,163	$(586,075)	$1,098,577	$6,254,732

Class B redemption	—	(1,284,882)	—	(401,104)	(1,685,986)
Dividends paid on preferred return	(75,000)	—	(225,000)	—	(300,000)
Accumulated preferred return	75,000	—	(75,000)	—	—
Equity based compensation	—	25,023	—	—	25,023
Net loss	—	—	(1,324,698)	(111,740)	(1,436,438)

Members' equity, June 30, 2016	$4,427,067	$55,304	$(2,210,773)	$585,733	$2,857,331

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

21

ALLEGIANCY, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended June 30, 2016

Cash flows from operating activites:
Net loss	$(1,436,438)
Adjustments to reconcile net loss to net cash
used in operating activities:
Deferred income tax benefit	(30,092)
Depreciation and amortization	388,865
Loss on terminated contracts	644,043
Equity based compensation	25,023
Write-off of goodwill	40,835
Loss on sale property and equipment	9,370
Changes in operating assets and liablilities:
Accounts receivable	(269,819)
Related party receivables	(16,647)
Other receivables	(3,710)
Prepaid expenses	70,546
Accounts payable	26,180
Deferred revenue	(20,443)
Accrued expenses	121,675
Net cash used in operating activities	(450,612)

Cash flows from investing activities:
Purchases of property and equipment	(96,817)
Purchase of lease contracts, net of refund	(320,348)
Net cash used in investing activities	(417,165)

Cash flows from financing activities:
Dividends paid on preferred return	(300,000)
Issuance of long-term debt, net of repayments	35,199
Net cash used in financing activities	(264,801)

Net change in cash and cash equivalents	(1,132,578)

Cash and cash equivalents, beginning of the year	1,897,015
Cash and cash equivalents, end of the year	$764,437

Supplemental disclosure of the cash flow information:
Noncash transactions:
Accrued preferred return	$75,000
Redemption of Class B units	$1,284,882
Reduction to contract acquisition	$1,645,151

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

22

ALLEGIANCY, LLC

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies:

Allegiancy, LLC (the “Company”) is a limited liability company organized under the laws of the State of Delaware on January, 22, 2013 for the primary purpose of providing asset and property management services related to commercial real estate. On June 1, 2015, the Company acquired a 70% economic controlling interest in Tristone Realty Management, LLC. See Note 2.

Refer to the Company’s operating agreement (the “Agreement”) for more information.

Basis of Presentation: The Company prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Defined terms used in the Notes to the consolidated financial statements are as defined in the Operating Agreement. A summary of the significant accounting and reporting policies of the Company are presented below.

Basis of Consolidation: The consolidated financial statements include all of the accounts of the Allegiancy, LLC and its subsidiary. All significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition: The Company recognizes revenues from property management, administration fees and leasing commissions as services have been performed and are billable.

Credit Risk and Concentrations: Financial instruments which potentially expose the Company to concentrations of credit risk consist of cash. The Company maintains its cash in financial institutions at levels that may periodically exceed federally-insured limits.

One customer accounted for 12% of revenues for the year ended June 30, 2016. One customer accounted for 35% of accounts receivable at June 30, 2016.

Accounts Receivable: Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is based on management's estimate of the amount of receivables that will actually be collected. No allowance for doubtful accounts was considered necessary at June 30, 2016.

Property and Equipment: Property and equipment are stated at cost. Major repairs and betterments are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the related assets, which range from three to seven years. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

23

ALLEGIANCY, LLC

Notes to Consolidated Financial Statements

Acquired Contracts: Costs relating to obtaining new property management contracts are capitalized and amortized on a straight-line basis over the expected length of the contracts, usually ten years. The amount presented on the consolidated balance sheet as of June 30, 2016 of $1,777,136 is net of accumulated amortization of $302,263. Amortization expense was $364,028 for 2016.

Noncontrolling Interest: The noncontrolling interest of Tristone Realty Management, LLC is presented as a separate component of equity and the net income (loss) attributable to the noncontrolling interest is offset in the Company’s consolidated statement of operations.

Use of Estimates: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods reported. Actual results could differ from those estimates.

Deferred Offering Costs: The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon completion of an offering or to expense if the offering is not completed. Offering costs written off during 2016 amounted to $995,032.

Income Taxes: The Internal Revenue Service approved the Company’s election filed on Form 8832, Entity Classification Election, to be taxed as a C corporation effective June 30, 2013.

The Company accounts for deferred income taxes by the liability method. Deferred income tax liabilities are computed based on the temporary differences between the financial statement carrying amounts and income tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company follows FASB guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the consolidated financial statements. This requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense and liability in the current year.

Management has evaluated the effect of guidance surrounding uncertain income tax positions and concluded that the Company has no significant financial statement exposure to uncertain income tax positions at June 30, 2016. The Company’s income tax returns since organization remain open for examination by tax authorities. The Company is not currently under audit by any tax jurisdiction.

24

ALLEGIANCY, LLC

Notes to Consolidated Financial Statements

Marketing Expenses: The Company expenses marketing costs as they are incurred. Marketing expense amounted to $130,518 during 2016.

Goodwill and Acquired Contracts: The Company evaluates the potential impairment of finite (acquired contracts) and indefinitely lived (goodwill) intangibles annually in accordance with FASB guidance. Under this guidance, impairment losses are to be recognized in the period of determination. The Company completed its evaluation and recorded $40,835 impairment charge in 2016 related to the redemption discussed in Note 2.

Software Development: Software development consists of costs associated with developing internal software programs. The Company expenses software development costs as they are incurred. Software development expenses amounted to $64,042 for 2016.

Subsequent Events: Management has evaluated subsequent events through October 13, 2016, the date the consolidated financial statements were available to be issued, and has determined there are no subsequent events to be reported in the accompanying consolidated financial statements.

2.	Tristone Acquisition:

On June 1, 2015, the Company acquired a controlling interest in Tristone Realty Management, LLC (“Tristone”). The Company is entitled to 70% of the profits and loss interests of Tristone. During 2016 it was determined the value of the assets acquired in this transaction was lower than originally intended. In March 2016 the Company entered into an agreement with Tristone in which Tristone conveyed and transferred to the Company the 128,600 Class B shares issued in this transaction. The acquired property management contracts presented on the consolidated balance sheet as a component of acquired contracts was reduced $1,645,151. Tristone’s noncontrolling interest was reduced $401,104 and is recorded on the consolidated statement of members’ equity.

3.	Property and Equipment:

Property and equipment consisted of the following components at June 30, 2016:

Website	$31,070
Furniture and equipment	103,719
Computer Software and License	17,325
$152,114
Accumulated Depreciation	(42,359)
$109,755

Depreciation expense was $24,837 for the year ended June 30, 2016.

25

ALLEGIANCY, LLC

Notes to Consolidated Financial Statements

4.	Acquired Contracts-Net:

Acquired contracts are amortized over the expected lives of the contracts, generally between 5-12 years. Amortization expense amounted to $364,028 for 2016.

Estimated future annual amortization expense is as follows at June 30, 2016:

2017	$117,496
2018	117,496
2019	117,496
2020	117,496
2021	117,496
Thereafter	1,189,656
$1,777,136

5.	Long-Term Debt:

The Company’s long term debt consisted of the server financing with a fixed payment schedule consisting of 48 consecutive monthly installments of principal and interest at $915 total. Future minimum principal payments are as follows:

2017	$8,356
2018	9,082
2019	9,871
2020	7,890

$35,199

6.	Income Taxes:

The Company’s effective tax rate for fiscal year 2016 was 2.22%. The differences from the U.S. Federal statutory tax rate of 34% and the reported income tax benefit are summarized as follows:

Federal income tax benefit at statutory rate	$(460,629)	34.00%
Difference in basis of contract acquisition costs	372,823	-27.52%
Loss attributable to noncontrolling interest	37,992	-2.80%
Permanent differences	22,861	-1.69%
State income taxes	(3,139)	0.23%
Reported income tax benefit	$(30,092)	2.22%

26

ALLEGIANCY, LLC

Notes to Consolidated Financial Statements

A $372,823 decrease in income tax benefit resulted from differences in book and tax basis of prior period contract acquisition costs. There were changes in tax position taken in prior periods relating to the Tristone Acquisition, as described in Note 2. In fiscal year 2015, it was believed that the Company had tax basis in the acquired property management contracts conveyed, but later we determined that there was no tax basis in those assets and have adjusted the deferred tax liability accordingly.

The benefit for deferred income taxes for the year ended June 30, 2016 consists of the following:

Federal	$(26,953)
State	(3,139)
Total	$(30,092)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and (liabilities) at June 30, 2016 consist of the following:

Contract acquisition costs and other intangibles	$(400,426)
Net operating loss carryforward	378,476
Investment in subsidiaries	115,508
Equity based compensation	23,226
Accrual versus cash accounting	(18,700)
Property and equipment	5,911
$103,995

The Company recognizes deferred tax assets to the extent we believe these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that we will be unable to realize our deferred tax assets in the future, we would record a deferred tax asset valuation allowance, which would increase the provision for income taxes. As of June 30, 2016, the Company had net operating loss carryforward of approximately $997,038. The timing and manner in which the operating loss carryforward may be utilized in any year will be limited by the Company’s ability to generate future earnings. If unused, net operating loss carryforwards of $40,638 and $956,400 will expire in 2034 and 2036, respectively.

7.	Leases:

The Company leases office space under short and long term operating leases. Future minimum payments under operating lease obligations consisted of the following at June 30, 2016:

27

ALLEGIANCY, LLC

Notes to Consolidated Financial Statements

2017	$169,284
2018	62,392
$231,676

Total operating lease expense was $169,612 for 2016.

8.	Members’ Equity:

Class A Units: On March 6, 2014, the Company issued 499,997 Class A preferred membership units with a par value of $10 for a total of $4,999,970 (the “Offered Units”). The preferred membership units have one voting right per unit. The preferred membership units provide for an annual cumulative, non-compounding return of 6% annually. At June 30, 2016, accrued preferred return amounted to $75,000. In the event of redemption or liquidation, the preferred membership units have preference over the common membership units. During 2016, the Company paid Class A preferred dividends of $300,000.

Conversion Rights: The Company has the right to convert any Offered Class A Units remaining outstanding following the fifth anniversary of the initial closing into Class B Units, subject to certain conditions described by the Operating Agreement. If the Company elects to convert the remaining Offered Units into Class B Units, each Class A member whose Offered Units are being converted shall receive that number of Class B units equaling $20 for each Class A Unit converted. The value of the Class B units shall be established using the most recent closing price for the Class B units.

Purchase Rights: Each Offered Unit also entitles its holder to a right to purchase one Class B unit, (the “Purchase Right”). The Purchase Right may only be exercised either (a) within ten days following the date on which the Offered Units associated with the Purchase right are redeemed by the Company; or (b) within 10 days following the conversion of the Offered Units into Class B units. The exercise price for a Class B Units which may be purchased pursuant to the exercise of a Purchase Right is $7.50 per purchased unit.

Redemption Requirement: The Company will be required to redeem up to one-third of the outstanding Class A units purchased in the initial offering for cash on each of the third, fourth and fifth anniversaries of March 6, 2014, the initial closing of the offering, (each the “redemption date”). The cash redemption price for the Class A units will be $16.00 per Class A Unit on the third anniversary of the initial closing of the offering, $17.00 per Class A Unit on the fourth anniversary of the initial closing of the offering, and $18.00 per Class A Unit on the fifth anniversary of the initial closing of the offering. The Company will have no obligation to redeem Class A units after the fifth anniversary of the initial closing of the offering. If requests for the redemption of more than one-third of the Offered Units purchased in the offering are received with respect to any redemption date, then the Company shall redeem the Offered Units pro rata in accordance with the number of Offered Units each requesting Class A Member has tendered for redemption, which may result in Class A Members retaining fractional Offered Units.

28

ALLEGIANCY, LLC

Notes to Consolidated Financial Statements

Class B Units: The Company issued 1,250,100 Class B common membership units in 2014. During 2016 it was determined the value of the assets acquired in this transaction was lower than originally intended. In March 2016 the Company entered into an agreement with Tristone in which Tristone conveyed and transferred to the Company the 128,600 Class B shares issued in this transaction. The common membership shares have one voting right per unit.

Underwriter Warrants: On March 6, 2014, in connection with the issuance of the Class A preferred membership units noted above, the Company offered stock warrants for 4.6% of the 499,997 (totaling 23,000 for the 2014 Class A offering) to the underwriter (“Underwriter Warrants”). The purchase price per Underwriter Warrant will be $0.001 per Class A Unit underlying the Underwriter Warrant, and the exercise price shall be $12.50 per Class A Unit. Each Underwriter Warrant will be exercisable commencing on the date that is 370 days immediately following the issuance of such Underwriter Warrant. The value of the warrants of $76,425 was recorded as a component of Class A membership units on the accompanying consolidated statement of changes in members’ equity and included as a component of the syndication costs during 2014. The warrants were valued based on the value of the underlying units.

9.	Stock Options:

The Company created the 2014 Equity Incentive Plan (The “Plan”) effective June 1, 2014. The Board of Managers has the right to terminate the Plan at any time; however, the Plan is set to terminate May 30, 2020. As of June 30, 2016, the maximum aggregate number of common shares that may be issued under the Plan is 1,000,000 Class B common units. Only employees of the Company, members of the Board of Managers, and individuals who provide services to the Company are eligible to participate in the Plan. Once vested, the options do not expire until the employee separates from the Company. The options cliff vest at anniversary dates ranging from one to three years. Certain options vest immediately on the grant date. The Company recognizes compensation expense ratably during the vesting period.

During 2016, 231,000 options were granted, with exercise prices per share of $6.00, $10.00 and $14.00. No shares were exercised in 2016. The shares vest between July 2015 and June 2019. 25,000 shares with an exercise price of $6 vested in 2016.

The following table summarizes the option units outstanding:

	Non-Vested	Vested	Total

Oustanding at June 30, 2015	146,150	71,000	217,150
Granted	200,000	31,000	231,000
Forfeited	(24,500)	—	(24,500)
Outstanding at June 30, 2016	321,650	102,000	423,650

29

ALLEGIANCY, LLC

Notes to Consolidated Financial Statements

The weighted average exercise price for share options outstanding at June 30, 2016 was $8.85. The following table summarizes additional information about stock options outstanding and exercisable at June 30, 2016:

Options Outstanding and Exercisable
			Remaining
Exercise			Contractual
Price	Outstanding	Exercisable	Life (Years)

$6.00	137,000	102,000	N/A
$10.00	264,350	—	N/A
$14.00	22,300	—	N/A

The fair value of the options granted in 2016 were estimated on the grant date using the Black-Scholes pricing model to calculate fair value. The inputs used in the Black-Scholes model included the following:

	$6 Options	$10 Options	$14 Options

Estimated stock price
(on grant date)	$3.06	$3.06	$3.06
Exercise price	$6.00	$10.00	$14.00
Expected life (years)	3	3	3
Volatility	50%	50%	50%
Risk free rate	1.72%	1.28%	1.24%
Fair value of options granted	$0.48	$0.19	$0.09

The Company recognized equity based compensation expense of $25,023 during 2016. At June 30, 2016 there was $35,246 of total unrecognized compensation related to non-vested option units, which will be recognized ratably over the remaining vesting period of three years.

10.	Related Party Transactions:

The Company performs property management services for real estate entities, some of which are determined to be related parties through common ownership and management. Total related party revenue was $1,494,829 during 2016.

11.	Guarantees:

Pursuant to its operating agreement, the Company has certain obligations to indemnify its current officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacities. The maximum liability under these obligations is unlimited; however, the Company’s insurance policies serve to limit its exposure.

30

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit Number	Exhibit Description

(2)(a)	Certificate of Formation of Allegiancy, LLC, incorporated by reference to Exhibit 2(a) of our Form 1-A filed on September 3, 2015.

(2)(b)	Amended and Restate Limited Liability Company Agreement of Allegiancy, LLC, incorporated by reference to Exhibit 2(b) of our Form 1-A filed on September 3, 2015.

(6)(a)	Equity Contribution Agreement by and among Continuum Capital, LLC, Chesapeake Realty Advisors, LLC, and us, incorporated by reference to Exhibit 6(a) of our Form 1-A/A filed on December 17, 2015.

(6)(b)	Employment Agreement by and between Stevens M. Sadler and us, incorporated by reference to Exhibit 6(b) of our Form 1-A/A filed on October 26, 2015.

(6)(c)	Employment Agreement by and between Christopher K. Sadler and us, incorporated by reference to Exhibit 6(c) of our Form 1-A/A filed on October 26, 2015.

(6)(d)	2014 Equity Incentive Plan, incorporated by reference to Exhibit 6(d) of our Form 1-A/A filed on October 26, 2015.

(6)(e)	Acquisition Agreement by and among TriStone Realty Management, LLC, Principle Equity Properties, LP, Principle Equity Properties, LLC, Randolph A. McQuay and us, incorporated by reference to Exhibit 6(e) of our Form 1-A/A filed on October 26, 2015.

(6)(f)	Convertible Promissory Note by us in favor of TriStone Realty Management, LLC, incorporated by reference to Exhibit 6(f) of our Form 1-A/A filed on October 26, 2015.

(6)(g)	Amended and Restated Operating Agreement of Allegiancy Houston, LLC, incorporated by reference to Exhibit 6(g) of our Form 1-A filed on October 26, 2015.

(11)(a)	Consent of Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

(11)(b)	Consent of Artesian CPA, LLC.

31

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, Virginia on October 28, 2016.

Allegiancy, LLC

By:	/s/ Stevens M. Sadler
Name:	Stevens M. Sadler
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stevens M. Sadler	Chief Executive Officer	October 28, 2016
Stevens M. Sadler	(Principal Executive Officer)

/s/ Christopher K. Sadler	President	October 28, 2016
Christopher K. Sadler	(Principal Financial Officer and Principal Accounting Officer)

32